April 17, 2003

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Moore's Lane Properties, Ltd. and, under the date of February 1, 2003, we reported on the financial statements of Moore's Lane Properties, Ltd. as of and for the years ended December 31, 2002 and 2001. On April 4, 2003, we declined to stand for re-election. We have read Moore's Lane Properties, Ltd.'s statements included under Item 4 of its Form 8-K dated April 17, 2003, and we agree with such statements.

Very truly yours,

/s/KPMG LLP

Nashville, Tennessee